Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of HH&L Acquisition Co., on Amendment No.2 to Form S-4 of our report dated July 14, 2022, with respect to our audits of the consolidated balance sheets of DiaCarta, Ltd as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

(Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

January 20, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com